Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACELL, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

ACell, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is ACell, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 14, 1999 under the same name.  An Amended and Restated Certificate of Incorporation was filed on August 1, 2001.  A Second Amended and Restated Certificate of Incorporation was filed on February 25, 2002 and was amended by a Certificate of Amendment filed on July 26, 2002, and was further amended by a Certificate of Amendment filed on February 27, 2004.  A Third Amended and Restated Certificate of Incorporation was filed on October 12, 2005, and was amended by a Certificate of Amendment filed on November 17, 2008.

2.                                      That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST.                                                       The name of the corporation is ACell, Inc (the “Corporation”)

SECOND.                                        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD.                                                   The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH.                                      The total number of shares of stock which the Corporation shall have the authority to issue is one hundred nine million (109,000,000) shares, of which sixty five million (65,000,000) shall be Common Stock, $0.001 par value per share (the “Common Stock”) and forty four million (44,000,000) shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of each class of capital stock of the Corporation are as follows:

A.                                    COMMON STOCK

1.                                      Voting Rights.  Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him, her or it of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.  Except as may otherwise be provided in this Certificate of Incorporation or by law, the Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.  Notwithstanding the provisions of Section 242(h)(2) of the General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each such share being entitled to such number of votes per shares as is provided in this Article FOURTH.

2.                                      Dividends.  Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock

3.                                      Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the Corporation, either voluntary or involuntary, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

B.                                    PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.  Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of

Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

1.                                      Number of Shares.  The Preferred Stock shall be comprised of four series designated and known as follows: “Series A Convertible Preferred Stock” consisting of two million (2,000,000) shares (the “Series A Convertible Preferred Stock”), “Series B Convertible Preferred Stock” consisting of two million (2,000,000) shares (the “Series B Convertible Preferred Stock”), “Series C Convertible Preferred Stock” consisting of thirty million (30,000,000) shares (the “Series C Convertible Preferred Stock”) and “Series D Convertible Preferred Stock” consisting of ten million (10,000,000) shares (the “Series D Convertible Preferred Stock”).

2.                                      Voting.

2A.                             General.  Except as may be otherwise provided in these terms of the Preferred Stock or by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock.  Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible.

2B.                             Board Size.  For so long as 30% (subject to appropriate adjustment by the Corporation’s Board of Directors for stock splits and similar events) of the maximum number of shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock that were ever outstanding remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, increase the maximum number of directors constituting the Board of Directors to a number in excess of seven (7).

3.                                      Dividends.  The holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible).

4.                                      Liquidation.

4A.                             Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series D Convertible Preferred Stock, an amount equal to $1.40 per share (subject to appropriate adjustment in the event of any stock split or similar event affecting the Series D Convertible Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available and the holders of Series D Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series D Convertible Preferred Stock being sometimes referred to as the “Series D

Liquidation Preference Payment” and with respect to all shares of Series D Convertible Preferred Stock being sometimes referred to as the “Series D Liquidation Preference Payments”.  If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series D Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed to such holders of the Series D Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Series D Convertible Preferred Stock would otherwise be entitled pursuant to this paragraph 4.

After payment of all preferential amounts to be paid to the holders of Series D Convertible Preferred Stock, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series C Convertible Preferred Stock, an amount equal to $0.40 per share (subject to appropriate adjustment in the event of any stock split or similar event affecting the Series C Convertible Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available and the holders of Series C Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series C Convertible Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payment” and with respect to all shares of Series C Convertible Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payments”.  If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series C Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series C Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed to such holders of the Series C Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Series C Convertible Preferred Stock would otherwise be entitled pursuant to this paragraph 4.

After payment of all preferential amounts to be paid to the holders of Series C Convertible Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.  the holders of the shares of Series B Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series B Convertible Preferred Stock, an amount equal to $3.2739 per share (subject to appropriate adjustment in the event of any stock split or similar event affecting the Series B Convertible Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available and the holders of Series B Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the “Series B Liquidation Preference Payment” and with respect to all shares of Series B Convertible Preferred Stock being sometimes referred to as the “Series B Liquidation Preference Payments”.  If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series B Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed to such holders of the Series B Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Series B Convertible Preferred Stock would otherwise be entitled pursuant to this paragraph 4.

After payment of all preferential amounts to be paid to the holders of Series B Convertible Preferred Stock, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, an amount equal to $1.50 per share (subject to appropriate adjustment in the event of any stock split or similar event affecting the Series A Convertible Preferred Stock) plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, computed to the date payment thereof is made available and the holders of Series A Convertible Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Convertible Preferred Stock being sometimes referred to as the “Series A Liquidation Preference Payment” and with respect to all shares of Series A Convertible Preferred Stock being sometimes referred to as the “Series A Liquidation Preference Payments”, and together with the Series B Liquidation Preference Payments, the Series C Liquidation Preference Payments and the Series D Liquidation Preference Payments, the “Liquidation Preference Payments.”  If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series A Convertible Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed to such holders of the Series A Convertible Preferred Stock pro rata, so that each holder receives that portion of the assets available for distribution as the amount of the full liquidation preference to which such holder would otherwise be entitled bears to the amount of the full liquidation preference to which all holders of Series A Convertible Preferred Stock would otherwise be entitled pursuant to this paragraph 4.

4B.                             Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Preferred Stock Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, by commercial overnight delivery or sent by telecopier or telex, not less than 20 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at it address as shown by the records of the Corporation.

4C.                             Unless otherwise agreed to by a majority of the then outstanding shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, voting together as a single class, the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this paragraph 4.  For purposes hereof, the Series C Convertible Preferred Stock shall rank on liquidation junior to the Series D Convertible Preferred Stock, the Series B Convertible Preferred Stock shall rank on liquidation junior to the Series C Convertible Preferred Stock, the Series A Convertible Preferred Stock shall rank on liquidation junior to the Series B Convertible Preferred Stock and the Common Stock shall rank on liquidation junior to the Series A Convertible Preferred Stock.

5.                                      Restrictions.

5A.                             At any time when shares of Series A Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:  (i) amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that would change any of the terms of the Series A Convertible Preferred Stock; (ii) increase the authorized amount of the Series A Convertible Preferred Stock; or (iii) redeem or otherwise acquire any shares of Series A Convertible Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series A Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Convertible Preferred Stock then held by each such holder.

5B.                             At any time when shares of Series B Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not: (i) amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that would change any of the terms of the Series B Convertible Preferred Stock; (ii) increase the authorized amount of the Series B Convertible Preferred Stock; or (iii) redeem or otherwise acquire any shares of Series B Convertible Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series B Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series B Convertible Preferred Stock then held by each such holder.

5C.                             At any time when shares of Series C Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not: (i) amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that would change any of the terms of the Series C Convertible Preferred Stock; (ii) increase the authorized amount of the Series C Convertible Preferred Stock; or (iii) redeem or otherwise acquire any shares of Series C Convertible Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series C Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series C Convertible Preferred Stock then held by each such holder.

5D.                             At any time when shares of Series D Convertible Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by this Certificate of Incorporation, and in addition to any other vote required by law or this Certificate of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series D Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not: (i) amend, alter or repeal any provision of its Certificate of Incorporation or By-laws in a manner that would change any of the terms of the Series D Convertible Preferred Stock; (ii) increase the authorized amount of the Series D Convertible Preferred Stock; or (iii) redeem or otherwise acquire any shares of

Series D Convertible Preferred Stock except pursuant to a purchase offer made pro rata to all holders of the shares of Series D Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series D Convertible Preferred Stock then held by each such holder.

6.                                      Conversions.  The holders of shares of Preferred Stock shall have the following conversion rights:

6A.                             Right to Convert.  Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day immediately preceding the business day fixed for payment of the amount distributable on the Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by (i) multiplying the number of shares of Preferred Stock so to be converted by the Original Series Issue Price (as defined below) and (ii) dividing the result by the Applicable Conversion Price (as defined below) per share or, in case an adjustment of such price has taken place pursuant to the further provisions of this paragraph 6, then by the conversion price as last adjusted and in effect at the date any share or shares of Preferred Stock are surrendered for conversion.  The term “Original Series Issue Price” shall mean (i) in the case of the Series A Convertible Preferred Stock, $1.50, (ii) in the case of the Series B Convertible Preferred Stock, $3.2739, (iii) in the case of the Series C Convertible Preferred Stock, $0.40, and (iv) in the case of Series D Convertible Preferred Stock, S1.40.  The term “Applicable Conversion Price” shall mean (i) in the case of the Series A Convertible Preferred Stock, $1.50 (the “Series A Conversion Price”), (ii) in the case of the Series B Convertible Preferred Stock, $1.0914 (the “Series B Conversion Price”), (iii) in the case of the Series C Convertible Preferred Stock, $0.40 (the “Series C Conversion Price”) and (iv) in the case of the Series D Convertible Preferred Stock, $1.40 (the “Series D Conversion Price”), provided, that the Applicable Conversion Price for each such series shall be subject to further adjustment as set forth below.  Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.  Notwithstanding any other provisions hereof, if a conversion of Preferred Stock is to be made in connection with any transaction affecting the Corporation, the conversion of any shares of Preferred Stock, may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated, subject in all events to the terms hereof applicable to such transaction.

6B.                             Issuance of Certificates; Time Conversion Effected.  Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock.  To the extent permitted by law, such conversion shall be deemed to have been effected and the Applicable Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

6C.                             Fractional Shares; Dividends; Partial Conversion.  No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion.  At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, accrued and unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B.  In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.  If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

6D.                             Adjustment of Price Upon Issuance of Common Stock.  Except as provided in subparagraph 6E and 6F, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs 6D(1) through 6D(7), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Applicable Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Applicable Conversion Price shall be reduced to, in the case of the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue (calculated on a fully diluted basis and assuming conversion of all of the outstanding Preferred Stock and Convertible Securities (as hereinafter defined)) or sale multiplied by the then existing Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the case may be, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) an amount equal to the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such issue or sale (calculated on a fully diluted basis and assuming conversion of all of the outstanding Preferred Stock and Convertible Securities (as hereinafter defined)) and (b) the total number of shares of Common Stock issuable in such issue or sale.

For purposes of this subparagraph 6D, the following subparagraphs 6D(1) to 6D(7) shall also be applicable:

6D(1) Issuance of Rights or Options.  In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible

Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof: by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Applicable Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding.  Except as otherwise provided in subparagraph 6D(3), no adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

6D(2) Issuance of Convertible Securities.  In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Applicable Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 6D(3), no adjustment of the Applicable Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Applicable Conversion Price have been or are to be made pursuant to other provisions of this subparagraph 6D, no further adjustment of the Applicable Conversion Price shall be made by reason of such issue or sale.

6D(3) Change in Option Price or Conversion Rate.  Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 6D(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 6D(1) or 6D(2), or the rate at which Convertible Securities referred to in subparagraph 6D(1) or 6D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution, other than any such change in respect to the Preferred Stock (including, without limitation, any adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, or the Series D Conversion Price pursuant to this paragraph 6), the Applicable Conversion Price in effect at the time of such event shall forthwith be readjusted to the Applicable Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Applicable Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Applicable Conversion Price then in effect hereunder shall forthwith be increased to the Applicable Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

6D(4) Stock Dividends.  In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

6D(5) Consideration for Stock.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.  In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

6D(6) Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

6D(7) Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or .sale of Common Stock for the purpose of this subparagraph 6D.

6E.                              Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Applicable Conversion Price in the case of (i) Reserved Employee Shares (as hereinafter defined) (ii) the issuance of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity provided such acquisition has been approved by the Board of Directors of the Corporation, (iii) the issuance of shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock in connection with a joint venture, strategic partnership, collaboration, licensing arrangement or similar arrangement provided such joint venture, strategic partnership, collaboration or licensing arrangement or similar arrangement has been approved by the Board of Directors of the Corporation, (iv) the issuance of Common Stock upon conversion of the Preferred Stock or (v) the issuance of Secured Convertible Promissory Notes by the Corporation on July 21, 2005, the issuance of Series C Convertible Preferred Stock upon conversion of the Secured Convertible Promissory Notes issued by the Corporation on July 21, 2005, the issuance of Series C Convertible Preferred Stock pursuant to the Series C Preferred Stock

Purchase Agreement dated as of June 30, 2008, or the issuance of Common Stock upon conversion of any Series C Convertible Preferred Stock.

The term “Reserved Employee Shares” shall mean shares of Common Stock reserved by the Corporation from time to time for (i) the sale of shares of Common Stock to employees, consultants or non-employee directors of the Corporation or (ii) the issuance and/or exercise of options to purchase Common Stock granted to employees, consultants or non-employee directors of the Corporation, not to exceed in the aggregate five million seven hundred sixty nine thousand nine hundred forty seven (5,769,947) shares of Common Stock (appropriately adjusted to reflect an event described in paragraph 6F hereof); provided, however, that the foregoing number of Reserved Employee Shares may be increased by approval of the Board of Directors of the Corporation.

6F.                               Subdivision or Combination of Common Stock.  In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6G.                             Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of or in addition to, as the case may be, the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

6H.                            Notice of Adjustment.  Upon any adjustment of the Applicable Conversion Price, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Applicable Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

6I.                                 Other Notices.  In case at any time:

(1)                                 the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock:

(2)                                 the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(3)                                 there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(4)                                 there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation:

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

6J.                                 Stock to be Reserved.  The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock.  The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Applicable Conversion Price in effect at the time.  The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed.

6K.                             No Reissuance of Preferred Stock.  Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued

6L.                              Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

6M.                          Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6N.                             Definition of Common Stock.  As used in this paragraph 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, par value $0.001 per share, as constituted on the date of filing of these terms of the Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6G.

6O.                             Mandatory Conversion.  If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock on the New York Stock Exchange or Nasdaq National Market in which (i) the aggregate price paid for such shares by the public shall be at least $30,000,000 and (ii) the price paid by the public for such shares shall be at least $4.20 per share (appropriately adjusted to reflect the occurrence of any event described in subparagraph 6F), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 6.  Each share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock outstanding shall be converted into the number of fully paid and non-assessable shares of Common Stock on the basis set forth in this paragraph 6, automatically and without further action, immediately upon the vote therefor by holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock.  Series C Convertible Preferred Stock and Series D Convertible Preferred Stock (each voting as a separate class).  Holders of shares of Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted.  As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to subparagraph 6C.  Until such time as a holder of shares of Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

7.                                      Amendments.  Except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or this Certificate of Incorporation, no provision of these terms of the Preferred Stock may be amended, modified or waived (whether by merger, consolidation, operation of law, or otherwise) without (i) in the case of the Series D Convertible Preferred Stock, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series D Convertible Preferred Stock, {ii) in the case of the Series C Convertible Preferred Stock, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series C Convertible Preferred Stock, (iii) in the case of the Series B Convertible Preferred Stock, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock and (iv) in the case of the Series A Convertible Preferred Stock, the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock and any such amendment, modification or waiver approved in accordance with this section shall be binding on all such holders of Preferred Stock.

FIFTH.                                                     The Corporation is to have perpetual existence.

SIXTH.                                                    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.                                    The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B.                                    Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C.                                    The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH.                               The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH.                                        The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

NINTH.                                                   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 11th day of April, 2011.

/s/ Miles H. Grody
Miles H. Grody
Secretary